Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and CEO
Lowell, Arkansas 72745		(479) 820-8111
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ELECTS
DOUGLAS G. DUNCAN TO ITS BOARD OF DIRECTORS

LOWELL, ARKANSAS, March 1, 2010  – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today the Company has increased the number of seats on its Board of Directors and elected Douglas G. Duncan to fill the vacancy created by the addition.

Mr. Duncan, 59, recently retired as President and Chief Executive Officer of FedEx Freight Corporation, a wholly owned subsidiary of FedEx Corporation. FedEx Freight Corporation is a leading provider of regional and national less-than-truckload (LTL) freight services.  Mr. Duncan was the founding chief executive officer of FedEx Freight. He also served on the Strategic Management Committee of FedEx Corporation. Before the formation of FedEx Freight, he served for two years as president and chief executive officer of Viking Freight.  With 30 years of transportation experience, Mr. Duncan has held management positions in operations, sales and marketing with Caliber System and Roadway Express. He served on the executive committee of the American Trucking Association and as chairman of the American Transportation Research Institute. A graduate of Christopher Newport University, he serves on the Board of Visitors.  He also serves on the Board of Directors of Benchmark Electronics, Inc.

About J.B. Hunt
J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, we provide capacity-oriented solutions centered on delivering customer value and industry-leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average and the NASDAQ-100 Index. For more information about our Company, visit www.jbhunt.com.